Exhibit 99.1
SouthCrest Financial Group, Inc. Announces Third Quarter Earnings

FAYETTEVILLE, GA, (October 27, 2005) - SouthCrest Financial Group, Inc. (SCSG) reported net income of $1,513,000 for the quarter ended September 30, 2005 compared to $888,000 for the same quarter a year ago. For the nine month period ended September 30, 2005, net income was $3,690,000 compared to $2,685,000 for the same period in 2004. Most of the increase in net income for both the quarter and year to date compared to the prior year was the result of the Company’s merger with First Polk Bankshares, Inc. on September 30, 2004. Assets and liabilities, and results of operations for First Polk are only included in the balance sheets and income statements of the Company from the date of merger going forward. On a per share basis, results were $0.42 per share for the current quarter compared to $0.40 for the same period a year ago, and $1.03 per share for the current year-to-date period compared to $1.23 for the same period in 2004. Reductions in earnings per share are mostly due to dilution resulting from increased number of shares resulting from the merger with First Polk.

Return on average assets was 1.39% for the current quarter compared to 1.40% for the same period in 2004, and 1.17% for the current year-to-date period compared to 1.42% for the same period in 2005. Return on average equity was 11.28% for the quarter compared to 12.45% in 2004, and 9.43% and 13.13% for the year-to-date periods in 2005 and 2004, respectively. The Company’s net interest margins have improved, increasing to 4.43% for the third quarter of 2005 from 4.18% in the same period in 2004, and to 4.44% for the year to date 2005 from 4.17% for the same period in 2004. Current quarter results include recognized gains from sales of securities available for sale of $320,000, or $199,000 net of tax. This represents $0.056 per share. There were no such gains recorded in 2004.

Total assets at September 30, 2005 were $437.8 million compared to $406.3 million at September 30, 2004 and $407.5 million at December 31, 2004. The increase in total assets is primarily attributable to growth resulting from increased lending activity. Gross loans (excluding reserves for loan losses) totaled $263.5 million at September 30, 2005 compared to $232.3 million at September 30, 2004, and $229.2 million at December 31, 2004. Deposits were $370.0 million at September 30, 2005 compared to $349.8 million at September 30, 2004 and $352.3 million at December 31, 2004. At September 30, 2005, the allowance for loan losses was 1.28% of loans compared to 1.38% of loans at September 30, 2004 and 1.38% at December 31, 2004. Net chargeoffs were 0.17% and 0.18% of average loans for the nine months ended September 30, 2005 and 2004, respectively. At September 30, 2005, nonperforming assets were $1,278,000, or 0.29% of total assets, compared to $678,000, or 0.17% of total assets at September 30, 2004 and $562,000, or 0.14% of total assets at December 31, 2004.

In a press release dated October 3, 2005, the Company announced that it declared a dividend of $0.12 per share compared to $0.115 per share for the same period a year ago. The dividend will be paid on October 31, 2005 to shareholders of record as of October 17, 2005.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended September 30			Nine Months Ended September 30
	2005	2004	% Change	2005	2004	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$4,411	$2,452	79.9%	$12,872	$7,298	76.4%
Provision for loan losses	246	118	108.5%	519	290	79.0%
Noninterest income	1,580	771	104.9%	3,329	2,229	49.3%
Noninterest expense	3,517	1,793	96.2%	10,331	5,381	92.0%
Income taxes	715	424	68.6%	1,661	1,171	41.8%
Net income	1,513	888	70.4%	3,690	2,685	37.4%

PER SHARE INFORMATION
Earnings per share	$0.42	$0.40	4.8%	$1.03	$1.23	-16.0%
Dividends per share	0.120	0.115	4.3%	0.360	0.345	4.3%
Book value per share	15.03	14.21	5.8%	15.03	14.21	5.8%

OPERATING RATIOS (1)
Net interest margin	4.43%	4.18%		4.44%	4.17%
Return on average assets	1.39%	1.40%		1.17%	1.42%
Return on average equity	11.28%	12.45%		9.43%	13.13%
Efficiency ratio	62.02%	55.63%		62.68%	56.48%
Net chargeoffs / average loans	0.20%	0.18%		0.17%	0.18%

AVERAGE BALANCES
Loans	$255,713	$131,423	94.6%	$240,804	$130,521	84.5%
Total earning assets	394,897	233,516	69.1%	387,684	233,552	66.0%
Total assets	431,392	251,627	71.4%	422,452	252,191	67.5%
Deposits	370,489	221,709	67.1%	364,548	222,500	63.8%
Shareholders' equity	53,210	28,385	87.5%	52,319	27,321	91.5%

	As of September 30,
END OF PERIOD BALANCES	2005	2004
Loans	$263,453	$232,325	13.4%
Reserve for loan losses	3,373	3,204	5.3%
Total earning assets	403,510	372,351	8.4%
Intangible assets	7,119	8,221	-13.4%
Total assets	437,813	406,349	7.7%
Deposits	369,954	349,814	5.8%
Shareholders' equity	53,639	52,073	3.0%

ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$484	$121
Nonaccrual Loans	575	520
Other Real Estate Owned	219	37
Total nonperforming assets	1,278	678
Nonperforming assets / total assets	0.29%	0.17%
Allowance for loan losses / total loans	1.28%	1.38%

(1) All ratios are annualized.